EXHIBIT 10.6
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FIRST AMENDMENT TO LEASE
This First Amendment (the “Amendment”) to Lease is made as of July 16, 2015, by and between ARE-JOHN HOPKINS COURT, LLC, a Delaware limited liability company (“Landlord”), and CONKWEST, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Lease Agreement dated as of June 19, 2015 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 44,681 rentable square feet (“Premises”) in a building located at 3530 John Hopkins Court, San Diego, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.Landlord and Tenant desire to amend the Lease to, among other things, eliminate (i) the Early Termination Payment in connection with Tenant's Termination Right, and (ii) the Administrative Rent payable by Tenant in connection with the construction of Tenant Improvements.
AGREEMENT
Now, therefore, the parties hereto agree that the Lease is amended as follows:
1.Amendment to Section 39 (Early Termination Right). Section 39 of the Lease shall be deleted in its entirety and replaced with the following:
“Early Termination Right. Tenant shall have the right, subject to the provisions of this Section 39, to terminate this Lease (“Termination Right”) with respect to the entire Premises only as of July 31, 2021 (“Early Termination Date”), so long as Tenant delivers to Landlord a written notice (“Termination Notice”), of its election to exercise its Termination Right no less than 12 months in advance of the Early Termination Date. If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease. If Tenant does not deliver to Landlord the Termination Notice within the time period provided in this paragraph, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 39 shall have no further force or effect.”
2.Amendment to Work Letter (Exhibit C to Lease). Section 5(a) of the Work Letter, attached as Exhibit C to the Lease, shall be deleted in its entirety and replaced with the following:
“Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Landlord shall obtain and deliver to Tenant for approval (which approval shall not be unreasonably withheld, delayed or conditioned) a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”). The Budget may be amended from time to time but shall be submitted to Tenant each time for its approval which approval shall not be unreasonably withheld, conditioned or delayed. The initial Budget shall be based upon the TI Construction Drawings approved by Tenant. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).”

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All references to “Administrative Rent” in the Work Letter shall be deemed deleted.
3.OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
4.Miscellaneous.
(a)This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Amendment may be amended only by an agreement in writing, signed by the parties hereto.
(b)This Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
(c)This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Amendment attached thereto.
(d)Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
(e)Except as amended and/or modified by this Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall prevail. Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.
(Signatures on Next Page)

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:	ARE-JOHN HOPKINS COURT, LLC,
a Delaware limited liability company

By: ARE-QRS CORP.,
a Maryland corporation, managing member

By: /s/ Gary Dean
Gary Dean
Senior Vice President
RE Legal Affairs

TENANT:	CONKWEST, INC.,
a Delaware corporation

By: /s/ Barry J. Simon
Barry J. Simon
Its: President & Chief Operating Officer